Exhibit 99.1
Press Release

Information for Investors:	Information for Media:

Steven Eagerton	Michelle Kersch
Black Knight	Black Knight
904.854.3683	904.854.5043
steven.eagerton@bkfs.com	michelle.kersch@bkfs.com

Black Knight Reports Second Quarter 2019 Financial Results

•	Revenues of $294.9 million

•	Adjusted Revenues of $295.1 million

•	Net earnings of $31.9 million, or $0.21 per diluted share

•	Adjusted Net Earnings of $73.1 million, or $0.49 per diluted share

•	Adjusted EBITDA of $147.9 million

JACKSONVILLE, Fla. - August 6, 2019 - Black Knight, Inc. (NYSE: BKI), a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital markets verticals, today announced unaudited financial results for the second quarter and six months ended June 30, 2019.

Revenues for the second quarter of 2019 increased 7% to $294.9 million compared to $276.6 million in the prior year quarter. Net earnings for the second quarter of 2019 decreased 20% to $31.9 million compared to $40.0 million in the prior year quarter. Diluted EPS decreased 22% to $0.21 compared to $0.27 in the prior year quarter. The effect of our indirect investment in The Dun and Bradstreet Corporation (the "D&B Investment") was a reduction of Net earnings of $13.3 million, or $0.09 per diluted share. Net earnings margin was 10.8% compared to 14.5% in the prior year quarter.

Adjusted Revenues for the second quarter of 2019 increased 6% to $295.1 million compared to $277.4 million in the prior year quarter. Adjusted Net Earnings for the second quarter of 2019 increased 7% to $73.1 million compared to $68.4 million in the prior year quarter. Adjusted EPS for the second quarter of 2019 increased 7% to $0.49 per diluted share compared to $0.46 per diluted share in the prior year quarter.

Adjusted EBITDA for the second quarter of 2019 increased 10% to $147.9 million compared to $134.2 million in the prior year quarter. Adjusted EBITDA Margin was 50.1% compared to 48.4% in the prior year quarter.

Black Knight Executive Chairman Bill Foley said, "Our second quarter results highlight the ongoing strength of our core business as we continued to expand and extend our relationships with existing clients through cross-sell and contract renewals, winning new clients in existing markets and delivering innovative new solutions."

Black Knight Chief Executive Officer Anthony Jabbour added, "We are pleased with our solid results in the second quarter. We successfully executed initiatives across the enterprise to deliver Adjusted Revenue growth of 6% and Adjusted EBITDA growth of 10% compared to the prior year quarter. While our performance through the first half of the year was in line with our expectations, we have updated our full year 2019 outlook to reflect an earlier than planned client deconversion that was the result of a decision we made to no longer support a non-core, single-client platform.”

Revenues for the six months ended June 30, 2019 increased 6% to $578.0 million compared to $546.9 in the 2018 period. Net earnings for the six months ended June 30, 2019 decreased 14% to $71.2 million compared to $82.7 million in the 2018 period. Diluted EPS decreased 14% to $0.48 compared to $0.56 per diluted share in the 2018 period. The effect of our D&B Investment was a reduction of Net earnings of $13.3 million, or $0.09 per diluted share. Net earnings margin was 12.3% compared to 15.1% in the 2018 period.

Adjusted Revenues for the six months ended June 30, 2019 increased 5% to $578.3 million compared to $548.6 million in the 2018 period. Adjusted Net Earnings for the six months ended June 30, 2019 increased 5% to $139.0 million compared to $132.5 million in the 2018 period. Adjusted EPS for the six months ended June 30, 2019 increased 6% to $0.94 per diluted share compared to $0.89 per diluted share in the 2018 period.

Adjusted EBITDA for the six months ended June 30, 2019 increased 8% to $285.0 million compared to $264.1 million in the 2018 period. Adjusted EBITDA Margin was 49.3% compared 48.1% in the 2018 period.

Definitions of non-GAAP financial measures and the reconciliations to the most directly comparable GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted EPS and Adjusted EBITDA to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort. For the same reasons, Black Knight is unable to address the probable significance of the information.

Segment Information

Software Solutions

Adjusted Revenues for the second quarter of 2019 increased 7% to $255.4 million compared to $238.7 million in the prior year quarter driven by growth of 7% in our servicing software solutions and 8% in our origination software solutions. Adjusted EBITDA increased 9% to $153.9 million compared to $141.8 million, with an Adjusted EBITDA Margin of 60.3%, an increase of 90 basis points compared to the prior year quarter.

Adjusted Revenues for the six months ended June 30, 2019 increased 6% to $498.9 million compared to $472.3 million in the 2018 period. Adjusted EBITDA increased 6% to $294.6 million compared to $278.6 million, with an Adjusted EBITDA Margin of 59.0% in the 2019 and 2018 periods.

Data and Analytics

Adjusted Revenues for the second quarter of 2019 increased 3% to $39.7 million compared to $38.7 million in the prior year quarter. Adjusted EBITDA decreased 4% to $9.4 million compared to $9.8 million, with an Adjusted EBITDA Margin of 23.7%, compared to 25.3% in the prior year quarter.

Adjusted Revenues for the six months ended June 30, 2019 increased 4% to $79.4 million compared to $76.3 million in the 2018 period. Adjusted EBITDA increased 5% to $19.3 million compared to $18.4 million, with an Adjusted EBITDA Margin of 24.3%, an increase of 20 basis points compared to the 2018 period.

Share Repurchase Program

During the second quarter of 2019, we repurchased 0.2 million shares of common stock for $11.9 million, or an average price of $57.94 per share. As of June 30, 2019, we had approximately 3.6 million shares remaining under our share repurchase authorization.

Balance Sheet

As of June 30, 2019, we had cash and cash equivalents of $9.3 million and debt of $1,633.0 million. As of June 30, 2019, we had available capacity of $346.5 million on our revolving credit facility.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Black Knight’s updated full year 2019 outlook is as follows:

•	Revenues are expected to be at the low end of the prior guidance range of $1,177 million to $1,199 million.

•	Adjusted Revenues are expected to be at the low end of the prior guidance range of $1,178 million to $1,200 million.

•	Adjusted EPS is expected to be at the low end of the prior guidance range of $1.90 to $2.00.

•	Adjusted EBITDA is expected to be at the low end of the prior guidance range of $581 million to $598 million.

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the second quarter 2019 financial results on August 6, 2019, at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 11:30 a.m. ET on August 6, 2019, through August 13, 2019, by dialing (844) 512-2921, or for international callers (412) 317-6671. The replay passcode will be 13692651.

The call will also be webcast live from Black Knight's investor relations website at https://investor.blackknightinc.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight
Black Knight (NYSE: BKI) is a leading provider of integrated software, data and analytics solutions that facilitate and automate many of the business processes across the homeownership lifecycle.
As a leading fintech, Black Knight is committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.blackknightinc.com.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures, including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted EPS. These are important financial measures for us, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations. By disclosing these non-GAAP financial measures, we believe we offer investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates the company. These non-GAAP financial measures are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, net earnings, net earnings per share, net earnings margin or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues, Adjusted EBITDA and Adjusted EBITDA Margin for the Software Solutions and Data and Analytics segments are presented in conformity with Accounting Standards Codification Topic 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's ("SEC") Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other. This adjustment for the full year 2019 is expected to be approximately $0.5 million.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	Depreciation and amortization;

•	Impairment charges;

•	Interest expense, net;

•	Income tax expense;

•	Other expense, net;

•	Equity in losses of unconsolidated affiliates, net of tax;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the spin-off of Black Knight from Fidelity National Financial, Inc. ("FNF") (the "Distribution");

•	spin-off related transition costs; and

•	acquisition-related costs, including ongoing costs pursuant to a purchase agreement.
These adjustments are reflected in Corporate and Other.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	equity in losses of unconsolidated affiliates, net of tax;

•
the net incremental depreciation and amortization adjustments associated with the application of purchase accounting, primarily related to the FNF acquisition of a predecessor of Black Knight in January 2014;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the Distribution;

•	spin-off related transition costs;

•	acquisition-related costs, including ongoing costs pursuant to a purchase agreement;

•	significant legal and regulatory matters; and

•
adjustment for income tax expense primarily related to the tax effect of the non-GAAP adjustments and the revaluation of our net deferred tax liability related to purchase accounting, equity-based compensation and debt modifications.

Adjusted EPS - Adjusted EPS is calculated by dividing Adjusted Net Earnings by the diluted weighted average shares of common stock outstanding.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

•	security breaches against our information systems;

•	our ability to maintain and grow our relationships with our customers;

•	changes to the laws, rules and regulations that affect our and our customers’ businesses;

•	our ability to adapt our services to changes in technology or the marketplace;

•	the effect of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry;

•	risks associated with the availability of data;

•	the effects of our existing leverage on our ability to make acquisitions and invest in our business;

•	our ability to successfully integrate strategic acquisitions;

•	risks associated with our investment in Star Parent, L.P. and the operation of its indirect subsidiary The Dun and Bradstreet Corporation;

•	risks associated with our spin-off from FNF, including limitations on our strategic and operating flexibility as a result of the tax-free nature of the spin-off; and

•
other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K for the year ended December 31, 2018 and other filings with the SEC.

SCHEDULE I
BLACK KNIGHT, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$9.3	$20.3
Trade receivables, net	171.9	172.3
Prepaid expenses and other current assets	81.1	67.3
Receivables from related parties	9.1	6.2
Total current assets	271.4	266.1
Property and equipment, net	164.1	177.1
Computer software, net	399.4	405.6
Other intangible assets, net	158.9	188.0
Goodwill	2,329.7	2,329.7
Investments in unconsolidated affiliates	360.4	3.8
Deferred contract costs, net	161.5	161.3
Other non-current assets	139.9	121.8
Total assets	$3,985.3	$3,653.4
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$54.8	$67.8
Accrued compensation and benefits	48.3	65.8
Current portion of long-term debt	60.4	52.5
Deferred revenues	45.2	52.9
Total current liabilities	208.7	239.0
Deferred revenues	103.2	106.8
Deferred income taxes, net	210.5	220.9
Long-term debt, net of current portion	1,572.6	1,284.2
Other non-current liabilities	50.5	16.0
Total liabilities	2,145.5	1,866.9
Equity:
Additional paid-in capital	1,567.3	1,585.8
Retained earnings	451.3	381.1
Accumulated other comprehensive (loss) earnings	(17.9)	0.3
Treasury stock, at cost	(160.9)	(180.7)
Total equity	1,839.8	1,786.5
Total liabilities and equity	$3,985.3	$3,653.4

SCHEDULE II
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Earnings
(Unaudited)
(In millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues	$294.9	$276.6	$578.0	$546.9
Expenses:
Operating expenses	159.4	155.4	319.4	304.8
Depreciation and amortization	57.5	53.6	114.4	105.0
Transition and integration costs	1.0	1.2	1.9	2.5
Total expenses	217.9	210.2	435.7	412.3
Operating income	77.0	66.4	142.3	134.6
Other income and expense:
Interest expense, net	(16.7)	(13.1)	(31.7)	(25.9)
Other expense, net	(0.5)	(6.2)	(0.8)	(6.4)
Total other expense, net	(17.2)	(19.3)	(32.5)	(32.3)
Earnings before income taxes and equity in losses of unconsolidated affiliates	59.8	47.1	109.8	102.3
Income tax expense	14.5	7.1	25.2	19.6
Earnings before equity in losses of unconsolidated affiliates	45.3	40.0	84.6	82.7
Equity in losses of unconsolidated affiliates, net of tax	(13.4)	—	(13.4)	—
Net earnings	$31.9	$40.0	$71.2	$82.7

Net earnings per share:
Basic	$0.22	$0.27	$0.48	$0.56
Diluted (1)	$0.21	$0.27	$0.48	$0.56
Weighted average shares of common stock outstanding:
Basic	147.7	147.1	147.6	148.0
Diluted (1)	148.5	147.7	148.4	148.4
______________

(1)
For the periods presented, potentially dilutive securities include unvested restricted stock awards. The denominator includes the dilutive effect of approximately 0.8 million and 0.6 million shares of unvested restricted shares of common stock for the three months ended June 30, 2019 and 2018, respectively, and 0.8 million and 0.4 million shares of unvested restricted shares of common stock for the six months ended June 30, 2019 and 2018, respectively.

SCHEDULE III
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Six months ended June 30,
	2019	2018
Cash flows from operating activities:
Net earnings	$71.2	$82.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	114.4	105.0
Amortization of debt issuance costs and original issue discount	1.4	1.6
Loss on extinguishment of debt, net	—	5.8
Deferred income taxes, net	1.0	3.6
Equity in losses of unconsolidated affiliates, net of tax	13.4	—
Equity-based compensation	25.4	19.9
Changes in assets and liabilities, net of acquired assets and liabilities:
Trade and other receivables, including receivables from related parties	0.7	44.3
Prepaid expenses and other assets	(10.5)	(44.9)
Deferred contract costs	(20.9)	(23.5)
Deferred revenues	(11.3)	(1.5)
Trade accounts payable and other liabilities	(56.7)	17.0
Net cash provided by operating activities	128.1	210.0
Cash flows from investing activities:
Additions to property and equipment	(4.8)	(14.5)
Additions to computer software	(40.6)	(37.5)
Business acquisitions, net of cash acquired	—	(6.0)
Investment in unconsolidated affiliate	(375.0)	—
Net cash used in investing activities	(420.4)	(58.0)
Cash flows from financing activities:
Revolver borrowings	611.8	481.5
Revolver payments	(290.8)	(340.0)
Term loan borrowings	—	258.6
Term loan payments	(15.6)	(402.9)
Purchases of treasury stock	(11.9)	(141.5)
Tax withholding payments for restricted share vesting	(12.2)	(6.7)
Debt issuance costs	—	(5.8)
Net cash provided by (used in) financing activities	281.3	(156.8)
Net decrease in cash and cash equivalents	(11.0)	(4.8)
Cash and cash equivalents, beginning of period	20.3	16.2
Cash and cash equivalents, end of period	$9.3	$11.4
Supplemental cash flow information:
Interest paid, net	$(29.4)	$(24.5)
Income taxes paid, net	$(27.7)	$(10.0)

SCHEDULE IV
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Three months ended June 30, 2019
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$255.4	$39.7	$(0.2)	(1)	$294.9
Expenses:
Operating expenses	101.5	30.3	27.6	(2)	159.4
Transition and integration costs	—	—	1.0	(3)	1.0
EBITDA	153.9	9.4	(28.8)		134.5
Depreciation and amortization	30.1	3.9	23.5	(4)	57.5
Operating income (loss)	123.8	5.5	(52.3)		77.0
Interest expense, net					(16.7)
Other expense, net					(0.5)
Earnings before income taxes and equity in losses of unconsolidated affiliates					59.8
Income tax expense					14.5
Earnings before equity in losses of unconsolidated affiliates					45.3
Equity in losses of unconsolidated affiliates, net of tax					(13.4)
Net earnings					$31.9
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Operating expenses for Corporate and Other includes $12.2 million of equity-based compensation, including certain related payroll taxes.
(3) Transition and integration costs primarily consists of acquisition-related costs, including ongoing costs pursuant to a purchase agreement.
(4) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Three months ended June 30, 2018
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$238.7	$38.7	$(0.8)	(1)	$276.6
Expenses:
Operating expenses	96.9	28.9	29.6	(2)	155.4
Transition and integration costs	—	—	1.2	(3)	1.2
EBITDA	141.8	9.8	(31.6)		120.0
Depreciation and amortization	28.4	3.5	21.7	(4)	53.6
Operating income (loss)	113.4	6.3	(53.3)		66.4
Interest expense, net					(13.1)
Other expense, net					(6.2)
Earnings before income taxes					47.1
Income tax expense					7.1
Net earnings					$40.0
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Operating expenses for Corporate and Other includes $12.2 million of equity-based compensation, including certain related payroll taxes.
(3) Transition and integration costs primarily represent transition-related costs as we transferred certain corporate functions from FNF, legal and professional fees related to secondary offerings by certain affiliates of Thomas H. Lee Partners, L.P. ("THL") and acquisition related costs, including ongoing costs pursuant to a purchase agreement.
(4) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE IV
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Six months ended June 30, 2019
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$498.9	$79.4	$(0.3)	(1)	$578.0
Expenses:
Operating expenses	204.3	60.1	55.0	(2)	319.4
Transition and integration costs	—	—	1.9	(3)	1.9
EBITDA	294.6	19.3	(57.2)		256.7
Depreciation and amortization	60.0	7.7	46.7	(4)	114.4
Operating income (loss)	234.6	11.6	(103.9)		142.3
Interest expense, net					(31.7)
Other expense, net					(0.8)
Earnings before income taxes and equity in losses of unconsolidated affiliates					109.8
Income tax expense					25.2
Earnings before equity in losses of unconsolidated affiliates					84.6
Equity in losses of unconsolidated affiliates, net of tax					(13.4)
Net earnings					$71.2
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Operating expenses for Corporate and Other includes $26.1 million of equity-based compensation, including certain related payroll taxes.
(3) Transition and integration costs primarily consists of acquisition-related costs, including ongoing costs pursuant to a purchase agreement.
(4) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Six months ended June 30, 2018
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$472.3	$76.3	$(1.7)	(1)	$546.9
Expenses:
Operating expenses	193.7	57.9	53.2	(2)	304.8
Transition and integration costs	—	—	2.5	(3)	2.5
EBITDA	278.6	18.4	(57.4)		239.6
Depreciation and amortization	55.1	6.7	43.2	(4)	105.0
Operating income (loss)	223.5	11.7	(100.6)		134.6
Interest expense, net					(25.9)
Other expense, net					(6.4)
Earnings before income taxes					102.3
Income tax expense					19.6
Net earnings					$82.7
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Operating expenses for Corporate and Other includes $20.3 million of equity-based compensation, including related payroll taxes.
(3) Transition and integration costs primarily represent transition-related costs as we transferred certain corporate functions from FNF, legal and professional fees related to secondary offerings by certain affiliates of THL and acquisition related costs, including ongoing costs pursuant to a purchase agreement.
(4) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE V
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions)

Reconciliation of Revenues to Adjusted Revenues

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues	$294.9	$276.6	$578.0	$546.9
Deferred revenue purchase accounting adjustment	0.2	0.8	0.3	1.7
Adjusted Revenues	$295.1	$277.4	$578.3	$548.6

Reconciliation of Net earnings to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net earnings	$31.9	$40.0	$71.2	$82.7
Depreciation and amortization	57.5	53.6	114.4	105.0
Interest expense, net	16.7	13.1	31.7	25.9
Income tax expense	14.5	7.1	25.2	19.6
Other expense, net	0.5	6.2	0.8	6.4
Equity in losses of unconsolidated affiliates, net of tax	13.4	—	13.4	—
EBITDA	134.5	120.0	256.7	239.6
Deferred revenue purchase accounting adjustment	0.2	0.8	0.3	1.7
Equity-based compensation(1)	12.2	12.2	26.1	20.3
Debt and/or equity offering expenses	—	0.2	—	0.7
Spin-off related transition costs	—	0.9	—	1.7
Acquisition-related costs	1.0	0.1	1.9	0.1
Adjusted EBITDA	$147.9	$134.2	$285.0	$264.1
Adjusted EBITDA Margin	50.1%	48.4%	49.3%	48.1%
________________________
(1) Includes accelerated recognition of equity-based compensation expense of $1.9 million for the six months ended June 30, 2019.

SCHEDULE V (CONTINUED)
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

Reconciliation of Net earnings to Adjusted Net Earnings

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net earnings	$31.9	$40.0	$71.2	$82.7
Equity in losses of unconsolidated affiliates, net of tax	13.4	—	13.4	—
Depreciation and amortization purchase accounting adjustment (1)	23.9	21.9	47.2	43.4
Deferred revenue purchase accounting adjustment	0.2	0.8	0.3	1.7
Equity-based compensation (2)	12.2	12.2	26.1	20.3
Debt and/or equity offering expenses	—	6.0	—	6.5
Spin-off related transition costs	—	0.9	—	1.9
Acquisition-related costs	1.0	0.1	1.9	0.1
Legal and regulatory matters	0.5	0.3	0.7	0.4
Income tax expense adjustment	(10.0)	(13.8)	(21.8)	(24.5)
Adjusted Net Earnings	$73.1	$68.4	$139.0	$132.5

Adjusted EPS	$0.49	$0.46	$0.94	$0.89
Weighted Average Adjusted Shares Outstanding	148.5	147.7	148.4	148.4
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(1) Components of the depreciation and amortization purchase accounting adjustment are as follows:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Other intangible assets	$14.6	$14.2	$29.1	$28.3
Computer software	9.5	8.7	18.5	17.2
Property and equipment	0.2	0.1	0.3	0.1
Deferred contract costs	(0.4)	(1.1)	(0.7)	(2.2)
Depreciation and amortization purchase accounting adjustment	$23.9	$21.9	$47.2	$43.4

(2) Includes accelerated recognition of equity-based compensation expense of $1.9 million for the six months ended June 30, 2019.